Exhibit 99.1

Disclosure regarding tender offer from Form 10-Q of Chambers Street Properties

ITEM 1.	CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

19.    Subsequent Events

On April 26, 2013, our Board of Trustees determined that it is in the best interest of us and our shareholders to list our common shares of beneficial interest on a national securities exchange. We intend to list our common shares of beneficial interest on the NYSE under the ticker symbol “CSG.” We anticipate that our common shares of beneficial interest will be listed on the NYSE on or about May 21, 2013 (the “Listing”). The completion of the Listing is subject to certain conditions.

We also intend to commence a modified “Dutch Auction” tender offer (subject to all appropriate filings with the SEC), to purchase up to $125,000,000 of our common shares of beneficial interest. Under the terms of the proposed tender offer, we intend to select the lowest price, not greater than $10.60 nor less than $10.10 per common share of beneficial interest, net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, that will allow us to purchase up to $125,000,000 of our common shares of beneficial interests or a lower amount depending upon the number of common shares properly tendered and not withdrawn. We expect to allow shareholders to tender all or a portion of their common shares in the tender offer. In the event that the tender offer is oversubscribed, proration of tendered common shares will be calculated promptly after the tender offer expires. We intend to fund the tender offer with funds available under the Unsecured Credit Facility. We expect to commence the proposed tender offer on or about May 21, 2013 in conjunction with the Listing. Wells Fargo Securities, LLC and Citigroup Global Markets Inc. will be the Dealer Managers for the proposed tender offer.

This Quarterly Report on Form 10-Q is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its shareholders and file with the SEC. The full details of the tender offer, including complete instructions on how to tender Shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which the Company will distribute to shareholders and file with the SEC upon commencement of the tender offer. Shareholders are urged to carefully read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the tender offer. Shareholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that the Company files with the SEC at the SEC’s website at http://www.sec.gov or by calling the information agent for the contemplated tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer. In addition, shareholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at http://www.chambersstreet.com or by directing a request to Mr. Martin A. Reid, Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, NJ 08542 or (609) 683-4900.

On April 26, 2013, our Board of Trustees determined that in contemplation of the Listing and the tender offer described above, our share redemption program will terminate upon the Listing, which is expected to occur on or about May 21, 2013.

On April 26, 2013, our Board of Trustees determined that in contemplation of the Listing and the tender offer described above, our dividend reinvestment plan will terminate upon the Listing, which is expected to occur on or about May 21, 2013.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Financial Condition, Liquidity and Capital Resources

Overview

We intend to list our common shares on the NYSE, which we expect to occur on or about May 21, 2013. Additionally, we intend to commence a modified “Dutch Auction” tender offer (subject to all appropriate filings with the SEC) to purchase up to $125,000,000 of our common shares. Under the terms of the proposed tender offer, we intend to select the lowest price, not greater than $10.60 nor less than $10.10 per common share, net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, that will allow us to purchase up to $125,000,000 of our common shares or a lower amount depending upon the number of common shares properly tendered and not withdrawn. We expect to allow shareholders to tender all or a portion of their common shares in the tender offer. We intend to fund the tender offer with funds available under our unsecured credit facility. We expect to commence the proposed tender offer on or about May 21, 2013 in conjunction with the listing. For more information about the listing and tender offer, see “—Subsequent Events.”

This Quarterly Report on Form 10-Q is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its shareholders and file with the Securities and Exchange Commission (the “SEC”). The full details of the tender offer, including complete instructions on how to tender Shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which the Company will distribute to shareholders and file with the SEC upon commencement of the tender offer. Shareholders are urged to carefully read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the tender offer. Shareholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that the Company files with the SEC at the SEC’s website at http://www.sec.gov or by calling the information agent for the contemplated tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer. In addition, shareholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at http://www.chambersstreet.com or by directing a request to Mr. Martin A. Reid, Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, NJ 08542 or (609) 683-4900.

Subsequent Events

On April 26, 2013, our Board of Trustees determined that it is in the best interest of us and our shareholders to list our common shares of beneficial interest on a national securities exchange. We intend to list our common shares of beneficial interest on the NYSE under the ticker symbol “CSG.” We anticipate that our common shares of beneficial interest will be listed on the NYSE on or about May 21, 2013 (the “Listing”). The completion of the Listing is subject to certain conditions.

We also intend to commence a modified “Dutch Auction” tender offer (subject to all appropriate filings with the SEC) to purchase up to $125,000,000 of our common shares of beneficial interest. Under the terms of the proposed tender offer, we intend to select the lowest price, not greater than $10.60 nor less than $10.10 per common share of beneficial interest, net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, that will allow us to purchase up to $125,000,000 of our common shares of beneficial interests or a lower amount depending upon the number of common shares properly tendered and not withdrawn. We expect to allow shareholders to tender all or a portion of their common shares in the tender offer. In the event that the tender offer is oversubscribed, proration of tendered common shares will be calculated promptly after the tender offer expires. We intend to fund the tender offer with funds available under the Unsecured Credit Facility. We expect to commence the proposed tender offer on or about May 21, 2013 in conjunction with the Listing. Wells Fargo Securities, LLC and Citigroup Global Markets Inc. will be the Dealer Managers for the proposed tender offer.

This Quarterly Report on Form 10-Q is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its shareholders and file with the SEC. The full details of the tender offer, including complete instructions on how to tender Shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which the Company will distribute to shareholders and file with the SEC upon commencement of the tender offer. Shareholders are urged to carefully read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the tender offer. Shareholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that the Company files with the SEC at the SEC’s website at http://www.sec.gov or by calling the information agent for the contemplated tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer. In addition, shareholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at http://www.chambersstreet.com or by directing a request to Mr. Martin A. Reid, Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, NJ 08542 or (609) 683-4900.

On April 26, 2013, our Board of Trustees determined that in contemplation of the Listing and the tender offer described above, our share redemption program will terminate upon the Listing, which is expected to occur on or about May 21, 2013.

On April 26, 2013, our Board of Trustees determined that in contemplation of the Listing and the tender offer described above, our dividend reinvestment plan will terminate upon the Listing, which is expected to occur on or about May 21, 2013.

Forward-Looking Statements

This document may contain various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our products, operations and business; and the use of the proceeds of our dividend reinvestment plan offering and subsequent offerings. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements such as our ability to complete the listing of our common shares on the NYSE; our ability to complete the tender offer; the price at which our common shares may trade on the NYSE, which may be higher or lower than the purchase price in the tender offer; the price and time at which we may make additional repurchases of common shares following completion of the tender offer; the number of common shares acquired in such repurchases and the terms, timing, costs, and interest rate on any indebtedness incurred to fund such repurchases; national, regional and local economic climates; changes in supply and demand for office and industrial properties; adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs; availability and credit worthiness of prospective tenants; our ability to maintain rental rates and maximize occupancy; our ability to identify and secure acquisitions; our failure to successfully manage growth or operate acquired properties; our pace of acquisitions and/or dispositions of properties; risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits); payment of distributions from sources other than cash flows and operating activities; receiving corporate debt ratings and changes in the general interest rate environment; availability of capital (debt and equity); our ability to refinance existing indebtedness or incur additional indebtedness; failure to comply with our debt covenants; unanticipated increases in financing and other costs, including a rise in interest rates; the actual outcome of the resolution of any conflict; material adverse actions or omissions by any of our joint venture partners; our ability to operate as a self-managed company; availability of and ability to retain our executive officers and other qualified personnel; future terrorist attacks in the United States or abroad; the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes; our ability to continue to qualify as a REIT for U.S. federal income tax purposes; foreign currency fluctuations; changes to accounting principles, policies and guidelines applicable to REITs; legislative or regulatory changes adversely affecting REITs and the real estate business; and environmental, regulatory and/or safety requirements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10 K for the fiscal year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 and other documents of the Company on file with or furnished to the SEC. Any forward looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward looking statements.